EXHIBIT 99.11

                                       [COMMAND SECURITY CORPORATION LETTERHEAD]


                               FOR IMMEDIATE RELEASE
                               ---------------------

                 COMMAND SECURITY CORPORATION ANNOUNCES YEAR END RESULTS
                 -------------------------------------------------------

Lagrangeville, NY - July 1, 1996 - Command Security Corporation (NASDAQ:CMMD) today announced net income for the fiscal year ended March 31, 1996 of $511,541.

                                        Condensed Statements of Operation
                                       ------------------------------------
                                                 For the Year ended
                                       -----------------------------------
                                       March 31, 1996         March 31, 1995
                                       --------------         --------------

                                                     --------

  Revenue                              $   54,995,444         $   39,595,272
                                       ===============        ===============

  Net Income/(Loss)                           511,650 (a)         (2,983,823)
  Preferred Stock Dividends                  (119,460)                     0
                                       ---------------        ---------------
  Net Income/(Loss) Applicable to
   Common Shareholders                 $      392,190         $   (2,983,823)
                                       ===============        ===============

  Net Income/(Loss) per Share          $         0.06         $        (0.70)
                                       ===============        ===============

  (a) Includes net income tax benefits of $300,541 for fiscal year 1996.

The Company also announced that with positive working capital, profitable operating results and several disputes resolved during the fiscal year, its public accouting firm has removed the "going concern" modification in its audit report.

Revenue increased by approximately 39.0% over the fiscal year ended March 31, 1995 and gross profit increased to $8,496,499 or 15.4% of revenue compared to $4,527,365 or 11.4% for the prior year. Earnings on an "EBITDA" basis increased by $4,253,470 to $2,812,443 for the fiscal year ended 1996 compared with a loss of $1,441,027 for the prior year.

William C. Vassell, Chairman of the Board, stated "Much progress has been made during the last fiscal year, and we are looking forward to an exciting fiscal 1997".

Command Security Corporation provides security services through Company owned offices in New York, New Jersey, California, Illinois, Connecticut and Florida, and provides back-office service agreements to independent security companies nationwide.



CONTACT:
- --------
William C. Vassell, Chairman of the Board at 914-454-3703, or
H. Richard Dickinson, Chief Financial Officer at 212-689-6565